Exhibit 10.1

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this "Fourth Amendment") is made and entered into as of October 19th, 2021, by and between HCP LIFE SCIENCE REIT, INC., a Maryland corporation ("Landlord"), and NKARTA, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.

Landlord and Tenant entered into that certain Lease dated May 29, 2018 (the "Original Lease"), as amended by that certain First Amendment to Lease dated April 24, 2019 (the "First Amendment"), that certain Second Amendment to Lease dated May 5, 2020 (the "Second Amendment"), and that certain Third Amendment to Lease dated January 14, 2021 (the "Third Amendment" and together with the Original Lease, the First Amendment, and the Second Amendment, the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises containing approximately 34,070 rentable square feet (collectively, the "Existing Premises") consisting of (i) that certain space containing 7,163 rentable square feet commonly known as Suite 102 on the first (1st) floor of the building located at 6000 Shoreline Court, South San Francisco, California ("Building"), (ii) that certain space approximately 1,553 rentable square feet of space commonly known as Suite 201 on the second (2nd) floor of the Building, (iii) that certain space approximately 4,048 rentable square feet of space commonly known as Suite 203 on the second (2nd) floor of the Building, (iv) that certain space approximately 13,772 rentable square feet of space commonly known as Suite 204 on the second (2nd) floor of the Building, and (v) that certain space consisting of approximately 7,534 rentable square feet of space in Suite 325 on the third (3rd) floor of the Building.

B.

Landlord and Tenant desire (i) to expand the Existing Premises to include that certain space consisting of approximately 8,075 rentable square feet of space commonly known as Suite 104 on the first (1st) floor of the Building (the "Fourth Expansion Premises"), as delineated on Exhibit A attached hereto and made a part hereof, and (ii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fourth Amendment.

-1-	HCP LIFE SCIENCE REIT, INC. [Fourth Amendment] [Nkarta, Inc.]

Exhibit 10.1

2.Modification of Premises.  The "Delivery Date" is the date Landlord delivers the Fourth Expansion Premises to Tenant (and no action by Tenant shall be required for such date to occur), which Delivery Date is anticipated to be April 1, 2022.  If for any reason, Landlord is delayed in tendering possession of the Fourth Expansion Premises to Tenant by any particular date, Landlord shall not be subject to any liability for such failure, and the validity of this Fourth Amendment or the Lease shall not be impaired.  Effective as of the date which is two (2) weeks following the Delivery Date (the "Fourth Expansion Commencement Date") Tenant shall lease from Landlord and Landlord shall lease to Tenant the Fourth Expansion Premises.  Consequently, effective upon the Fourth Expansion Commencement Date, the Existing Premises shall be increased to include the Fourth Expansion Premises. The addition of the Fourth Expansion Premises to the Existing Premises shall, effective as of the Fourth Expansion Commencement Date, increase the size of the Premises to approximately 42,145 rentable square feet.  The Existing Premises and the Fourth Expansion Premises may hereinafter collectively be referred to as the "Premises".

3.Lease Term; Option Term.

3.1.Fourth Expansion Term. Notwithstanding any provision to the contrary contained in the Lease, the term of Tenant's lease of the Fourth Expansion Premises (the "Fourth Expansion Term") shall commence on the Fourth Expansion Commencement Date and shall expire coterminously with the Lease Term for the Existing Premises (excluding the Third Expansion Premises (as that term is defined in the Third Amendment) which shall terminate pursuant to the terms of the Third Amendment) on the current Lease Expiration Date of January 31, 2029 (the "Fourth Expansion Expiration Date"), unless sooner terminated as provided in the Lease, as hereby amended.  For purposes of this Fourth Amendment, the term "Fourth Expansion Month" shall mean each succeeding calendar month during the Fourth Expansion Term; provided, however, that the first Fourth Expansion Month shall commence on the Fourth Expansion Commencement Date and shall end on the last day of the first (1st) full calendar month of the Fourth Expansion Term and that the last Fourth Expansion Month shall expire on the Fourth Expansion Expiration Date (or if the Fourth Expansion Commencement Date is the first day of a calendar month, then the first Fourth Expansion Month shall be that calendar month).

3.2.Option Term. The terms of Section 2.2 of the Original Lease (as modified by Section 3.2 of the First Amendment and Section 3.2 of the Second Amendment) shall apply to the Premises (including the Fourth Expansion Premises), provided however, pursuant to the terms of Section 3.2 of the Third Amendment the Third Expansion Premises shall be expressly excluded from such option to extend and accordingly Tenant shall have no express option to extend the Third Expansion Term, as that term is defined in the Third Amendment, with respect to the Third Expansion Premises.

4.Base Rent.

4.1.Existing Premises.  Notwithstanding anything to the contrary in the Lease Tenant shall continue to pay to Landlord monthly installments of Base Rent for the Existing Premises in accordance with the terms of the Lease.

-2-	HCP LIFE SCIENCE REIT, INC. [Fourth Amendment] [Nkarta, Inc.]

Exhibit 10.1

4.2.Fourth Expansion Premises.  Commencing on the Fourth Expansion Commencement Date and continuing throughout the Fourth Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Fourth Expansion Premises as follows, and otherwise in accordance with the terms of the Lease:

Period During Fourth Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
Fourth Expansion Months 1 – 12**	$605,625.00	$50,468.75	$6.25
Fourth Expansion Months 13 – 24	$626,821.92	$52,235.16	$6.47*
Fourth Expansion Months 25 – 36	$648,760.68	$54,063.39	$6.70*
Fourth Expansion Months 37 – 48	$671,467.32	$55,955.61	$6.93*
Fourth Expansion Months 49 – 60	$694,968.72	$57,914.06	$7.17*
Fourth Expansion Month 61 – 72	$719,292.60	$59,941.05	$7.42*
Fourth Expansion Month 73 – Fourth Expansion Expiration Date	$744,467.88	$62,038.99	$7.68

*The calculation of the Approximate Monthly Rental Rate per Rentable Square Foot set forth above is an approximate calculation based on a 3.5% increase per annum and rounded to the nearest cent.  Such approximation is provided for convenience only and the Monthly Installment of Base Rent and Annual Base Rent amounts set forth above shall control.

**Subject to Section 4.3, below.

On or before the Fourth Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Fourth Expansion Premises for the third (3rd) full calendar month of the Fourth Expansion Term.

4.3.Abatement of Base Rent.  Subject to the terms of this Section 4.3, during the first (1st) and second (2nd) full calendar months of the Fourth Expansion Term (the "Rent Abatement Period"), Tenant's obligation to pay Base Rent for the Fourth Expansion Premises shall be abated (the "Rent Abatement").  In no event shall the aggregate amount of the Rent

-3-	HCP LIFE SCIENCE REIT, INC. [Fourth Amendment] [Nkarta, Inc.]

Exhibit 10.1

Abatement exceed One Hundred Thousand Nine Hundred Thirty-Eight and 50/100 Dollars ($100,938.50).  The foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Fourth Amendment and for agreeing to pay the Rent and perform the terms and conditions otherwise required under the Lease, as amended.  If (i) Tenant shall be in monetary default under the Lease (as hereby amended) and shall fail to cure such monetary default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such monetary default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Fourth Expansion Term and Tenant shall no longer have the right to abate Base Rent for the Fourth Expansion Premises during the remainder of the Base Rent Abatement Period; provided, however, if Tenant cures such monetary default and this Lease remains in full force and effect, then such credit shall then be applied commencing on the cure of such monetary default, or (ii) if the Lease (as hereby amended) is terminated for any reason other than Landlord’s breach of the Lease, or an event of casualty or condemnation, then for purposes of calculating Landlord's damages, if any, under Section 1951.2 of the California Civil Code, the dollar amount of the unapplied portion of the Rent Abatement as of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Fourth Expansion Term and Tenant shall no longer have the right to abate Base Rent for the Fourth Expansion Premises during the remainder of the Rent Abatement Period.

5.Tenant's Share of Direct Expenses.  Tenant shall continue to pay Tenant's Share of all Direct Expenses (which is 25.0%) which arise or accrue with respect to the Existing Premises in accordance with the terms of the Lease.  Commencing on the Fourth Expansion Commencement Date and continuing throughout the Fourth Expansion Term, Tenant shall pay Tenant's share of all Direct Expenses which arise or accrue with respect to the Fourth Expansion Premises during such period in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant's Share of Direct Expenses effective as of the Fourth Expansion Commencement Date, Tenant's Share with respect only to the Fourth Expansion Premises only is 5.8%, and with respect to all of the Premises (i.e., the Existing Premises and the Fourth Expansion Premises) shall equal 30.01%.

6.Tenant Improvements.  Except as specifically set forth herein or in the Tenant Work Letter attached to this Fourth Amendment as Exhibit B (the "Tenant Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Fourth Expansion Premises, and Tenant shall accept the Fourth Expansion Premises in its presently existing, "as-is" condition, provided that Landlord shall deliver the Fourth Expansion Premises to Tenant fully decommissioned in good, vacant, broom clean condition, and otherwise in the same condition as of the date of this Fourth Amendment, in compliance with all Applicable Laws (to the extent necessary to maintain a certificate of occupancy or its legal equivalent for the Fourth Expansion Premises), with the roof water-tight and shall cause the HVAC systems, plumbing, electrical systems, fire sprinkler system, lighting, emergency generators, and all other Building systems serving the Fourth Expansion Premises to be in good operating condition and repair and in compliance with Applicable Laws (to the extent necessary to obtain or maintain a certificate of occupancy, or its legal equivalent, for the Fourth Expansion Premises) as of the Fourth Expansion Commencement Date.  Additionally, Tenant acknowledges that it shall continue to accept the Existing Premises in its presently existing "as-is" condition, and Landlord shall not be obligated to provide or pay for any improvement work related to the improvement of

-4-	HCP LIFE SCIENCE REIT, INC. [Fourth Amendment] [Nkarta, Inc.]

Exhibit 10.1

the Existing Premises, provided that, the foregoing shall not relieve Landlord of any of its maintenance, repair or replacement obligations under the Lease, if any.  Tenant also acknowledges that, except as expressly set forth herein, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, the Fourth Expansion Premises, or the Building or with respect to the suitability of any of the foregoing for the conduct of Tenant's business in the Existing Premises or the Fourth Expansion Premises.

7.Warranty.  Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any portion of the HVAC systems, plumbing, electrical systems, fire sprinkler system, lighting, and all other Building systems serving the Fourth Expansion Premises that malfunctions, fails or becomes inoperable within the first twelve (12) full calendar months following the Delivery Date ("Warranty Period"), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, "Tenant Damage"), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant (but excluding the Tenant Improvements).  Landlord shall coordinate any such work with Tenant and shall utilize commercially reasonable efforts to perform the same in a manner designed to minimize interference with Tenant's use of the Premises.  To the extent repairs which Landlord is required to make pursuant to this Section 7 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.

8.Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment other than CBRE, Inc. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker.  The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

9.Parking.  Effective as of the Fourth Expansion Commencement Date and continuing throughout the Fourth Expansion Term, Tenant shall be entitled to rent up to twenty-four (24) additional unreserved parking passes (i.e., three (3) unreserved parking passes per 1,000 rentable square feet of the Fourth Expansion Premises) in connection with Tenant's lease of the Fourth Expansion Premises (the "Fourth Expansion Parking Passes"), subject to and in accordance with the terms of the Lease.

10.Emergency Generator.  Landlord and Tenant hereby acknowledge that Tenant shall have the right to increase its use of the Emergency Generator in the Premises, in proportion to the expansion thereof by the addition of the Fourth Expansion Premises, subject to and in accordance with Section 6.5 of the Original Lease.

-5-	HCP LIFE SCIENCE REIT, INC. [Fourth Amendment] [Nkarta, Inc.]

Exhibit 10.1

11.Certified Access Specialist.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Fourth Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp).

12.No Further Modification; Conflict.  Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Fourth Expansion Premises and shall remain unmodified and in full force and effect.  In the event of a conflict between the Lease and this Fourth Amendment, the terms of this Fourth Amendment shall prevail.

13.No Deed of Trust.  Landlord hereby represents and warrants to Tenant that the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

"LANDLORD"	"TENANT"
HCP LIFE SCIENCE REIT, INC., a Maryland corporation	NKARTA, INC., a Delaware corporation
By: /s/ Scott Bohn Name: Scott Bohn Its: Senior Vice President	By: /s/ Paul Hastings Name: Paul Hastings Date: October 20, 2021 By: Name: Date:_______________________________

-6-	HCP LIFE SCIENCE REIT, INC. [Fourth Amendment] [Nkarta, Inc.]

EXHIBIT A

OUTLINE OF FOURTH EXPANSION PREMISES

EXHIBIT A -1-	HCP LIFE SCIENCE REIT, INC. [Fourth Amendment] [Nkarta, Inc.]

EXHIBIT B

TENANT WORK LETTER

Except as specifically set forth in this Fourth Amendment, Tenant shall accept the Fourth Expansion Premises, and continue to accept the Existing Premises, in its currently-existing, "as-is" condition.  Notwithstanding the foregoing, Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") equal to $121,125.00 (i.e., $15.00 per rentable square foot of the Fourth Expansion Premises) for the costs relating to the initial design and construction of Tenant's improvements which are affixed to the Fourth Expansion Premises only (the "Tenant Improvements").  The Tenant Improvement Allowance will be disbursed in accordance with Landlord's standard disbursement procedures, including, without limitation, following Landlord's receipt of (i) evidence (i.e., invoices or other documentation reasonably satisfactory to Landlord) of payment for the Tenant Improvements, or portions thereof, paid for with the Tenant Improvement Allowance, and (ii) fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements paid for with the Tenant Improvement Allowance.  The Tenant Improvements shall be constructed in accordance with the terms and conditions of Article 8 of the Original Lease.  In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance subsequent to the date which is twelve (12) months following the Delivery Date, nor shall Landlord be obligated to disburse any amount in excess of the Tenant Improvement Allowance in connection with the construction of the Tenant Improvements.  No portion of the Tenant Improvement Allowance, if any, remaining after the construction of the Tenant Improvements shall be available for use by Tenant.

EXHIBIT B -1-	HCP LIFE SCIENCE REIT, INC. [Fourth Amendment] [Nkarta, Inc.]